PORTLAND GENERAL ELECTRIC COMPANY

UMBRELLA TRUST™ FOR MANAGEMENT

Effective as of March 12, 2003

TABLE OF CONTENTS

Page

PREAMBLE *

ARTICLE I EFFECTIVE DATE; DURATION *

1.1 Effective Date *

1.2 Duration *

1.3 Irrevocability *

1.4 Change in Control *

ARTICLE II TRUST FUND *

2.1 Investments *

2.2 Contributions *

2.3 Recapture of Excess Assets *

2.4 Subtrusts *

2.5 Administrative Powers of Trustee *

ARTICLE III ADMINISTRATION *

3.1 Administrative Committee *

3.2 Payment of Benefits *

3.3 Disputed Claims *

3.4 Records *

3.5 Accountings *

3.6 Expenses and Fees *

ARTICLE IV LIABILITY *

4.1 Indemnity *

4.2 Bonding *

ARTICLE V INSOLVENCY *

5.1 Determination of Insolvency *

5.2 Insolvency Administration *

5.3 Termination of Insolvency Administration *

5.4 Creditors' Claims During Solvency *

ARTICLE VI SUCCESSOR TRUSTEES *

6.1 Resignation and Removal *

6.2 Appointment of Successor *

6.3 Accountings; Continuity *

ARTICLE VII GENERAL PROVISIONS *

7.1 Interests Not Assignable *

7.2 Amendment *

7.3 Applicable Law *

7.4 Agreement Binding on All Parties *

7.5 Notices and Directions *

7.6 No Implied Duties *

EXHIBIT A Assumptions and Methodology for Calculation Required

Under 2.2-2 and 2.3

TERM	INDEX OF TERMS PROVISION	PAGE

Act	1.4-2(a)	*
Administrative Committee	3.1-1	*

Benefit	Exhibit A.1	Exhibit A
Board	Preamble	*

Change in Control	1.4-2	*
Code	1.2-4(b)	*
Company	Heading	*

ERISA	1.2-3(a)	*
ERISA Funded	1.2-3(a)	*
Excess Assets	2.3-2	*
Experts	2.5-2	*

Full Funding Amount	2.2-2	*

Insolvent	5.1-1	*
Insurer	2.1-4	*

Participant's Notice	3.3-2	*
Participating Employer	Preamble	*
Payment Schedule	3.2-3	*
Pension Committee	2.1-2	5
Plans	Preamble	*
PGE Board	1.4-2(a)	*
Policies	2.1-1	*
Potential Change of Control	2.2-3	*

Solvency	5.4-2	*
Subtrust	1.2-2	*

Tax Funded	1.2-3(b)	*
Trust	Preamble	*
Trustee	Heading	*

Written Consent of Participants	6.1-3	*

PORTLAND GENERAL ELECTRIC COMPANY

UMBRELLA TRUST

FOR MANAGEMENT

Portland General Electric Company

121 S.W. Salmon Street

Portland, Oregon 97204 "Company"

Wachovia Bank, N.A.

301 North Main Street

Winston-Salem, NC 27150 "Trustee"

PREAMBLE

Portland General Electric Company (the "Company") and the Participating Employers as hereinafter defined have adopted the following plans (the "Plans") for the benefit of eligible management and executive employees of the Company and Participating Employers:

Portland General Electric Company Management Deferred Compensation Plan

Portland General Electric Company Supplemental Executive Retirement Plan

Portland General Electric Company Senior Officers' Life Insurance Benefit Plan

Portland General Electric Company assumes no liability for the payment of any Plan benefit owed by any other Participating Employer, as defined herein, by reason of accepting Plan sponsorship. The Plans shall be administered by an "Administrative Committee" appointed by the Board of Directors of the Company (the "Board") pursuant to the terms of these Plans.

The Purpose of the Portland General Electric Company Umbrella Trust for Management (the "Trust") is to give Plan participants and participants of such other contracts, agreements, or plans ("Other Contracts") as the Board may designate as covered by the Trust greater security by placing assets in trust for use only to pay benefits, fees and expenses of the Trustee, or, if the Company or a Participating Employer becomes Insolvent, to pay creditors.

A "Participating Employer" shall mean the Company or any affiliated or subsidiary company designated by the Board as a Participating Employer under the Plans, Other Contracts, or any of them, as long as such designation has become effective and continues to be in effect. The designation as a Participating Employer shall become effective only upon the acceptance of such designation by a Participating Employer. A Participating Employer may revoke its acceptance of designation as a Participating Employer at any time, but until it makes such revocation, all of the provisions of this Trust and any amendments thereto shall apply to the participant (and his beneficiaries) of the Participating Employer.

The Trust is intended to be a grantor trust, a portion of the income of which is taxable to each Participating Employer. Trust assets are subject to the claims of the general creditors of the Participating Employers during insolvency. The Participating Employers shall be treated as the owners of a portion of the Trust for federal income tax purposes in accordance with the provisions of Sections 671 through 679 of the Internal Revenue Code of 1986 as amended. No contribution to or income of the Trust is to be taxable to Plan participants until benefits are distributed to them.

The parties therefore establish this Trust on the following terms:

  EFFECTIVE DATE; DURATION

    Effective Date

    Prior to March 12, 2003, the Portland General Electric Company (the "Company") was a participating employer in the Portland General Holdings, Inc. Umbrella Trust for Management ("PGH Trust"). PGE's assets under the PGH Trust were held in the PGE subtrusts under the PGH Trust ("PGE Subtrusts"). This Trust is hereby established by the Company effective March 12, 2003, as a successor trust with respect to all of the PGE Subtrusts; on March 12, 2003, all of the PGE Subtrusts were transferred to this Trust.

    The assets transferred from each PGE Subtrust in the PGH Trust to this Trust shall be held in the Plan Subtrust in this Trust indicated below:

PGE Subtrust Under PGH Trust	Plan Subtrust in this Trust
Portland General Holdings, Inc. Management Deferred Compensation Plan	Portland General Electric Company Management Deferred Compensation Plan
Portland General Holdings, Inc. Supplemental Executive Retirement Plan	Portland General Electric Company Supplemental Executive Retirement Plan
Portland General Holdings, Inc. Senior Officers' Life Insurance Benefit Plan	Portland General Electric Company Senior Officers' Life Insurance Benefit Plan

    The Trust year shall coincide with the Company's fiscal year, which is the calendar year.

    Duration

        This Trust shall continue in effect until all the assets of the Trust fund are exhausted through distribution of benefits to participants, payment to general creditors in the event of insolvency, payment of fees and expenses of the Trustee, and return of remaining funding of all Subtrusts pursuant to 1.2-2.

        Except as provided in 2.3, the Trust shall be irrevocable with respect to amounts contributed to it for a Plan. The Trustee shall return to the Participating Employer any assets remaining in the separate and distinct subtrusts ("Subtrust") established for each Plan for each Participating Employer after all benefits are satisfied pursuant to Section 2.4.

        If the existence of this Trust is held to be ERISA Funded or Tax Funded by a federal court and appeals from that holding are no longer timely or have been exhausted, this Trust shall terminate.

          This Trust is "ERISA Funded" if it prevents any of the Plans from meeting the "unfunded" criterion of the exceptions to various requirements of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

          This Trust is "Tax Funded" if it causes the interest of a participant in this Trust to be includible for federal income tax purposes in the gross income of the participant prior to actual receipt of Plan benefits by the participant.

        Prior to a Change in Control, the Board may also terminate this Trust if it determines that:

          Judicial authority or the opinion of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the Trust will be held to be ERISA Funded or Tax Funded, or

          ERISA or the Internal Revenue Code (the "Code") requires the Trust to be amended in a way that creates a significant risk that the Trust will be held to be ERISA Funded or Tax Funded, and failure to so amend the Trust could subject the Company to material penalties.

        Upon such a termination as described in 1.2-3 and 1.2-4, the assets of each Subtrust remaining after payment of the Trustee's fees and expenses shall be distributed as follows:

          If a Potential Change in Control as defined in 2.2-3 has not occurred, such assets shall be returned to the Participating Employer. The Participating Employer shall then either (i) transfer such assets to a new trust which is not deemed to be ERISA Funded, but which is similar in all other respects to this Trust; or (ii) if it is not possible to establish the trust in (i) above, retain the assets returned to the Participating Employer.

          If a Potential Change in Control as defined in 2.2-3 has occurred, and more than six (6) months has elapsed from the date of the Potential Change in Control without a Change in Control, as defined in 1.4-2, occurring, then (a) above shall apply.

          If a Potential Change in Control as defined in 2.2-3 has occurred and either six (6) months or less has elapsed from the date of the Potential Change in Control or there has been a Change in Control, as defined in 1.4-2, then such assets shall be allocated in proportion to the accrued benefit rights of the participants and distributed to them in lump sums. Any assets remaining shall be returned to the Participating Employer.

        Except as otherwise provided herein, in the event of any final determination by the Internal Revenue Service or a court of competent jurisdiction, which determination is not appealable or the time for appeal or protest of which has expired, which determination determines that the participants or any particular participant is subject to federal income taxation on amounts held in Trust hereunder prior to the distribution to the participant or participants of such amounts, the Trustee shall, on receipt by the Trustee of notice of such determination, pay to each participant the portion of the trust corpus includible in such participant's federal gross income. This provision shall also apply to any beneficiary of a participant.

    Irrevocability

        This Trust shall be irrevocable.

    Change in Control

        On a Change in Control described in 1.4-2, the assets held in the existing Subtrusts for participants who had benefit rights under the Plans before the Change in Control occurred shall cover only the benefits provided by the Plans for participants covered by the Plans at the time of the Change in Control, including benefits accrued after the Change in Control. If any Participating Employer makes contributions for benefits owed to new participants under a Plan after a Change in Control such contributions and any insurance contracts or other assets purchased with them shall be held in a new Subtrust separate from the existing Subtrust for previous participants.

        A "Change in Control" shall occur if:

          Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes the "beneficial owner" (as defined in Rule 13-d under the Act) of more than thirty percent (30%) of the then outstanding voting stock of Portland General Electric Company, otherwise than through a transaction arranged by, or consummated with the prior approval of the Board of Directors of Portland General Electric Company ("PGE Board"); or

          The PGE Board adopts a resolution to the effect that, for purposes of this Trust, a Change in Control has occurred.

  TRUST FUND

    Investments

      The Trust fund may include investments in insurance policies ("Policies"). Such Policies may be purchased by the Company or other Participating Employers and transferred to the Trustee as in-kind contributions or may be purchased by the Trustee with the proceeds of cash contributions. The Trust shall be the owner and beneficiary of such Policies. The purchase and holding of such Policies shall be an investment directed by the Participating Employer, pursuant to 2.1-2. The Participating Employer's contributions to the Trust may include sufficient cash to make projected premium payments on such Policies and payments of any interest due on loans secured by the cash value of such Policies.

      Prior to a Potential Change in Control, the Trustee shall invest the Trust fund in accordance with written directions from the committee responsible, from time to time, for directing the investment of the Portland General Electric Company Pension Plan, or any successor thereto (the "Pension Committee"). The Trustee shall act only as an administrative agent in carrying out the directed investment transactions and shall not be responsible for the investment decision.

      In the event that the Trustee does not receive instructions from the Pension Committee for the investment of part or all of the Trust fund, and in all events following a Potential Change in Control, the Trustee shall invest the Trust fund in property in accordance with applicable law. Permissible investments shall include but not be limited to the following:

        Policies.

        Investments in direct obligations of the United States of America or agencies of the United States of America or obligations unconditionally and fully guaranteed as to principal and interest by the united States of America, in each case maturing within one (1) year or less from the date of acquisition.

        Investments in negotiable certificates of deposit (in each case maturing within one (1) year or less from the date of acquisition) issued by a commercial bank organized and existing under the laws of the United States of America or any state thereof having a combined capital and surplus of at least one billion dollars (1,000,000,000).

      If the Trustee is directed to invest in Policies (pursuant to 2.1-1) or if the Trustee elects to purchase Policies (pursuant to 2.1-3), the Trustee shall have the power to exercise all rights, privileges, options and elections granted by or permitted under any Policy or under the rules of the issuing insurance company ("Insurer"). Prior to a Potential Change in Control and subsequent to the passing of six (6) months following a Potential Change in Control in which a Change in Control does not occur, the exercise by the Trustee of any incidents of ownership under any Policy shall be subject to the direction of the Chief Financial Officer of the Company.

    Notwithstanding anything contained herein to the contrary, neither the Participating Employer nor the Trustee shall be liable for the refusal of any Insurer to issue or change any Policy or Policies or to take any other action requested by the Trustee; nor for the form, genuineness, validity, sufficiency or effect of any Policy or Policies held in the Trust; nor for the act of any person or persons that may render any such Policy or Policies null and void; nor for failure of any Insurer to pay the proceeds of any such Policy or Policies as and when the same shall become due and payable; nor for any delay in payment resulting from any provision contained in any such Policy or Policies; nor for the fact that for any reason whatsoever (other than its own negligence or willful misconduct) any Policy or Policies shall lapse or otherwise become uncollectible.

    Contributions

      The Participating Employer may, in its sole discretion and at any time, contribute to the Trust such amounts as are reasonably necessary to provide for all benefits payable under the Plans, including amounts to purchase the Policies and to pay premiums and loan interest payments, all as described in 2.1-1. Contributions may be in cash or in kind. The time of payment of contributions shall be decided by the Board, except as provided in 2.2-2.

      Upon a Potential Change in Control as defined in 2.2-3, each Participating Employer may, in its sole discretion, identify and contribute to its Subtrusts the sum of the following (collectively, the "Full Funding Amount"):

        With respect to the Supplemental Executive Retirement Plan and the Management Deferred Compensation Plan, the amount by which the present value of all benefits payable under the Plans exceeds the value of the applicable Subtrust assets. Each participant's benefits for purposes of calculating present value shall be the highest benefit the participant would have under the Plans within the six (6) months following a Potential Change in Control, assuming that no changes are made in the participant's level of fee deferral, that employment continues for six (6) months at the same rate of compensation, and that the participant receives any benefit enhancement provided by the Plans upon a Change in Control. The Policies shall be valued at net cash surrender value (net of loans).

        With respect to the Supplemental Executive Retirement Plan and the Management Deferred Compensation Plan, the amount of the premiums, and the interest on any policy loans, on Policies held in the Trust due as of the next anniversary date of such Policies.

        With respect to the Senior Officers' Life Insurance Benefit Plan, the difference between the net cash surrender value (net of loans) of the policies and the net single premium required for the promised death benefit.

        A reasonable estimate, including without limitation any amounts contemplated by 3.3-4, provided by the Trustee of its fees due over the remaining duration of the Trust.

      A "Potential Change in Control" shall occur if the Board adopts a resolution to the effect that for purposes of this Trust a Potential Change in Control has occurred.

      The calculations required under 2.2-2 shall be based on the terms of the Plans or Other Contracts and the actuarial assumptions set forth in the attached Exhibit A, which, prior to a Change in Control, may be revised by the Board from time to time.

      The Trustee shall accept the contributions made by the Participating Employer and shall hold them as a Trust fund for the payment of benefits under the Plans. Any contribution of the Full Funding Amount to the Trust under 2.2-2 upon a Potential Change in Control shall be returned to the Participating Companies six (6) months after delivery of such contribution to the Trustee at the request of the Chief Financial Officer of the Company, unless a Change in Control shall have occurred during such six (6) month period. Such six (6) month period shall be renewed in the event of and upon the date of any subsequent Potential Change in Control occurring.

      The Chief Financial Officer of the Company shall notify the Trustee of the occurrence of a Change in Control or Potential Change in Control and the Trustee may rely on such notice or on any other actual notice satisfactory to the trustee, of such a Change in Control or Potential Change in Control which the Trustee may receive.

    Recapture of Excess Assets

      Prior to a Change in Control, in the event any Subtrust (other than the Subtrust for the Senior Officers' Life Insurance Benefit Plan) shall hold Excess Assets, the Board, at its option, may direct the Trustee to return part or all of such Excess Assets to the Participating Employers. Following a Change in Control Excess Assets shall be held by the Trustee in each separate Subtrust until all benefits due from each Participating Employer are paid pursuant to 2.4-3.

      "Excess Assets" are assets of any Subtrust exceeding one hundred twenty-five percent (125%) of the present value of all the benefits due participants of a Participating Company in such Subtrust.

      The calculation required by 2.3-2 shall be based on the terms of the Plans or Other Contracts and the actuarial assumptions set forth in Exhibit A.

    Subtrusts

      The Trustee shall establish separate Subtrusts for each Participating Employer's contribution to each Plan and any Other Contracts subject to the Trust. The account for each Subtrust shall reflect an undivided interest in assets of the Trust fund and shall not require any segregation of particular assets, except that a Policy covering benefits of a particular Plan or Other Contract shall be held in the Subtrust for that Plan or Other Contract. Any contribution received by the Trustee which is not earmarked for a particular Plan or Other Contract shall be allocated among all Subtrusts as established for that Participating Employer in proportion to their balances.

      The Trustee shall allocate investment earnings and losses of the Trust fund among the Subtrusts in proportion to their balances, except that changes in the value of a Policy shall be allocated to a Subtrust for which it is held. Payments to general creditors during insolvency administration under 5.2 shall be charged against the Subtrusts in proportion to their balances, except the payment of benefits to a Plan participant as a general creditor shall be charged against the Subtrust for that Plan.

      Prior to a Change in Control, benefit payments from a Subtrust shall be made in full until the assets of the Subtrust are exhausted or the Participating Employer's Plan liabilities have been satisfied. Assets held in the Participating Employer's other Subtrusts shall not be available to satisfy other Plan liabilities. In the event any Subtrust established for the Participating Employer has assets remaining after paying out all benefits, those remaining assets shall be returned to that Participating Employer pursuant to 1.2-4.

      Following a Change in Control, in the event any Subtrust established for the Participating Employer has assets remaining after paying out all benefits, those remaining assets shall be poured over into any other Subtrust of the Participating Employer for any Plan still having participants whose benefits have not been fully paid. All pour-overs to a Subtrust from other Subtrusts of the Participating Employer shall be made in proportion to their unfunded Plan liabilities. After the satisfaction of all liabilities of the Participating Employer, the remaining balances in the Subtrusts will be returned to that Participating Employer pursuant to 1.2-4.

    Administrative Powers of Trustee

      Subject in all respects to applicable provisions of this Trust, the Plans, and Other Contracts, the Trustee shall have the rights, powers and privileges of an absolute owner when dealing with property of the Trust, including (without limiting the generality of the foregoing) the powers listed below:

        To sell, convey, transfer, exchange, partition, lease, and otherwise dispose of any of the assets of the Trust at any time held by the Trustee under this Trust agreement;

        To commence or defend lawsuits or legal or administrative proceedings; to compromise, arbitrate or settle claims, debts or damages in favor of or against the Trust; to deliver or accept, in either total of partial satisfaction of any indebtedness or other obligation, any property; to continue to hold for such period of time as the Trustee may deem appropriate any property so received; and to pay all costs and reasonable attorneys' fees in connection therewith out of the assets of the Trust;

        To renew or extend the time of payment of any obligation due or to become due;

        To foreclose any obligation by judicial proceeding or otherwise;

        To borrow money from any person in such amounts, upon such terms and for such purposes as the Trustee, in its discretion, may deem appropriate; and in connection therewith, to execute promissory notes, mortgages or other obligations and to pledge or mortgage any Trust assets as security; and to lend money on a secured or unsecured basis to any person other than a party of interest;

        To appoint one or more persons or entities as ancillary trustee or subtrustee provided that any such ancillary trustee or subtrustee shall act with such power, authority, discretion, duties, and functions of the Trustee as shall be specified in the instrument establishing such ancillary or subtrust, and the Trustee may pay the reasonable expenses and compensation of such ancillary trustees or subtrustees out of the Trust;

        To hold such part of the assets of the Trust uninvested for such limited periods of time as may be necessary for purposes of orderly account administration or pending required directions, without liability for payment of interest;

        To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal, and the decision of the Trustee shall be final and not subject to question by any participant or beneficiary of the Trust; and

        Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the orderly administration or protection of the Trust fund.

      The Trustee may engage one or more independent attorneys, accountants, actuaries, appraisers or other experts (the "Experts") for any purpose, including the determination of Excess Assets. The determination of the Experts shall be final and binding on the Company, each Participating Company, the Trustee, and all of the participants unless within thirty (30) days after receiving a determination deemed by any participant to be adverse, any participant initiates suit in a court of competent jurisdiction seeking appropriate relief. The Trustee shall have no duty to oversee or independently evaluate the determination of the Experts. The Trustee shall be authorized to pay the fees and expenses of any Experts out of the assets of the Trust fund.

      The Participating Employer shall from time to time pay taxes (references in this Trust agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the Trust fund are not paid by the Participating Employer or contested by the Participating Employer pursuant to the last sentence of this paragraph, the Trustee shall pay such taxes out of the Trust fund, and the Participating Employer shall, upon demand by the Trustee, deposit into the Trust fund an amount equal to the amount paid from the Trust fund to satisfy such tax liability. If requested by the Participating Employer, the Trustee shall, at the Participating Employer's expense, contest the validity of such taxes in any manner deemed appropriate by the Participating Employer or its counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay any expenses of such contest. Alternatively, the Participating Employer may itself contest the validity of any such taxes, but any such contest shall not affect the Participating Employer's obligation to reimburse the Trust fund for taxes paid from the Trust fund.

      In the event a Plan participant's beneficiary designation pursuant to the Plan results in a participant or the participant's spouse being deemed to have made a Ageneration-skipping transfer" as defined in Section 2611 of the Code, then to the extent that the participant or participant's "executor," as said term is defined in the Code (or the spouse of the participant or said spouse's statutory executor in the case of a generation-skipping transfer deemed to have been made by a participant's spouse), have not previously used the total generation-skipping transfer exemption that is available under Section 2631 of the code to such transferor, the Participating Employer or the Trustee may consider such unused exemption to be allocated in the manner prescribed by Section 2632 of the Code except that (i) any generation-skipping transfer resulting from said beneficiary designation shall be excluded from the allocation; and (ii) the method of allocation under Section 2632 shall be reversed so that such unused portion of said transferor's exemption shall be applied first to trusts or trust equivalents of which said transferor is the deemed transferor and from which taxable distributions occur at said transferor's death and, second, to direct skips occurring at said transferor's death (other than any direct skip resulting from such beneficiary designation). The Participating Employer or Trustee may also consider any portion of said transferor's total generation-skipping transfer exemption not used pursuant to the provisions of the previous sentence to be allocated to the transfer resulting from the beneficiary designation that gives rise to the generation-skipping transfer hereunder.

  Notwithstanding any provisions in the Plans or this Trust agreement to the contrary, the Participating Employer or the Trustee may withhold any benefits payable to a beneficiary as a result of the death of the participant or any other beneficiary until such time as (i) the Participating Employer or Trustee is able to determine whether a generation-skipping transfer tax, as defined in Chapter 13 of the Code, or any substitute provision therefor, is payable by the Participating Employer or Trustee; and (ii) the Participating Employer or Trustee has determined the amount of generation-skipping transfer tax that is due, including interest thereon. If any such tax is payable, the Participating Employer or Trustee shall reduce the benefits otherwise payable hereunder to such beneficiary by the amount necessary to provide said beneficiary with a benefit equal to the amounts that would have been payable if the original benefits had been calculated on the basis of a present value at the time of the generation-skipping transfer equal to the then present value of the originally contemplated benefit less an amount equal to the generation-skipping transfer tax and any interest thereon that is payable as a result of the death in question. The Participating Employer or Trustee may also withhold from distribution by further reduction of the then net present value of benefits calculated in accordance with the terms of the previous sentence such amounts as the Participating Employer or Trustee deems are reasonable necessary to pay additional generation-skipping transfer tax and interest thereon. Any amounts so withheld shall be payable as soon as there is a final determination of the applicable generation-skipping tax and interest thereon. No interest shall be payable by the Participating Employer or Trustee to any beneficiary for the period of time that is required from the date of death to the time when the aforementioned generation-skipping transfer tax determinations are made and the amount of benefits payable to a beneficiary can be fully determined.

  ADMINISTRATION

    Administrative Committee

      An Administrative Committee as appointed by the Board is the Plan administrator for each Plan and has general responsibility to interpret each Plan and determine the rights of participants and beneficiaries pursuant to the terms of such Plan. Other Contracts designated by the Board as covered by the Trust shall be administered by an Administrative Committee as designated by the Board.

      The Trustee shall be given the names and specimen signatures of members of the Administrative Committee and any other party designated by the Board to administer Other Contracts, and the members of the Pension Committee. The Trustee shall accept and rely upon the names and signatures until notified of change. Instructions to the Trustee shall be signed for the Board by the Chairman or such other person as the Board may designate.

    Payment of Benefits

      The Trustee shall pay benefits to participants and beneficiaries on behalf of each Participating Employer in satisfaction of its obligation under the Plans. A participant's entitlement to benefits under the Plans shall be determined by the Administrative Committee. Prior to and following a Potential Change in Control, any claim for such benefits shall be considered and reviewed under the claims procedures set out in the Plans. The Participating Employer's obligation shall not be limited to the Trust fund and a participant shall have a claim against the Participating Employer for any payment not made by the Trustee, including payments not made by reason of insufficient Trust funds.

      Prior to a Change in Control or a Potential Change in Control, the Trustee shall make payments in accordance with written direction from the Administrative Committee, the Board or its designee with respect to Other Contracts, except as provided in 3.3.

      Following a Potential Change in Control or Change in Control, the Administrative Committee shall deliver to the Trustee, contemporaneously with the delivery, if any, of the Full Funding Amount to the Trustee pursuant to Section 2.2-2, a schedule (the "Payment Schedule") indicating the amounts payable in respect of each participant, or providing a formula or instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plans or Other Contracts) and the time of commencement for payment of such amounts. The Payment Schedule shall include instructions as to the amount of any interest or other income accruing under the Plans or Other Contracts, and such instructions shall be revised from time to time to the extent necessary to accurately pay participants their benefits due under the Plans or Other Contracts. A modified Payment Schedule shall be delivered by the Administrative Committee to the Trustee upon the occurrence of any event, such as early retirement of a participant, requiring a modification of the Payment Schedule. Whenever the Administrative Committee is required to deliver to the Trustee a Payment Schedule or a modified Payment Schedule, the Administrative Committee shall also deliver at the same time to each participant the respective portion of the Payment Schedule or modified Payment Schedule that sets forth the amount payable to that participant. Except as otherwise provided herein, following a Potential Change in Control, the Trustee shall make payments to the participants in accordance with such Payment Schedule. Where a Change in Control does not occur within six (6) months of a Potential Change in Control, the Trustee shall make payments pursuant to the Administrative Committee's direction as provided in 3.2-2.

      Following a Change in Control, the Trustee shall make payments to the participants in accordance with the last Payment Schedule delivered to the Trustee prior to the Change in Control adjusted pursuant to the therein provided formula or instructions.

      The Trustee shall be permitted to withhold from any payment due to a participant the amount required by law to be withheld under federal, state and local wage withholding requirements or otherwise, and shall pay over to the appropriate government authority the amounts withheld or determine that such amounts have been paid by the Participating Employer. The Trustee may rely on instructions from the Participating Employer as to any required withholding and shall be fully protected under Section 4.1 hereof in relying upon such instructions.

      The Trustee shall use the assets of the Trust or any Subtrust to make benefit payments or other payments in the following order:

        All assets of the Trust or Subtrust other than Policies;

        Cash contributions from the Participating Employer; and the Participating Employer may make cash contributions to the Trust to enable the Trustee to make all benefit payments and other payments when due, unless the Participating Employer makes such payments directly, whenever the Trustee advises the Participating Employer that the assets of the Trust or Subtrust, other than Policies with Insurers, are insufficient to make such payments; and

        Policies with Insurers held in the Trust or Subtrust; and in using any such Policies, the Trustee shall first borrow the cash surrender value of each such Policy, proceeding in order of Policies from the Policies which have been in force for the longest times (and in alphabetical order based on the last name of the insured for Policies placed in force on the same date) to the Policies which have most recently been placed in force; and thereafter the Trustee shall surrender Policies in the same order of priority as set forth above.

    Notwithstanding the foregoing, prior to a Change in Control, the Trustee may use the assets of the Trust or any Subtrust in any other order of priority directed by the Board.

    Disputed Claims

      Prior to a Change in control all disputed claims will be handled pursuant to the claims provision of the Plan which the participant is claiming a benefit.

      Following the occurrence of a Potential Change in Control, if a participant reasonably believes that the Payment Schedule does not properly reflect the amount payable to such participant or the time or form of payment from the Trust in respect of the Plans, such participant shall be entitled to deliver to the Trustee written notice (the "Participant's Notice") setting forth payment instructions for the amount the participant believes is due under the relevant terms of the Plans. The participant shall also deliver a copy of the Participant's Notice to the Administrative Committee within ten (10) business days of the delivery to the Trustee. Unless the Trustee receives written objection, including a statement of the particular grounds for such objection, from the Participating Employer within twenty (20) business days after receipt by the Trustee of such notice, the Trustee shall make the payment in accordance with the payment instructions set forth in the Participant's Notice. If the Trustee receives written objection from the Participating Employer, the Trustee may independently determine the merits of the claim. If the merits of the claim depend on compensation, service or other data in the possession of the Administrative Committee and it is not provided, the Trustee may rely upon information provided by the participant.

      The Trustee shall give notice to the participant and the Administrative Committee of its decision on the claim made pursuant to 3.3-2. Either the participant or the Administrative Committee may challenge the Trustee's decision by filing suit in a court of competent jurisdiction. If no such suit is filed within thirty (30) days after notice of the Trustee's decision, the decision shall become final and binding on all parties. If the decision is to grant the claim, then, following the expiration of the appropriate waiting period and appeals period, the Trustee shall make payment to the participant.

      The Trustee may decline to decide a claim and may file suit to have the matter resolved by a court of competent jurisdiction. All of the Trustee's expenses in the court proceeding, including attorneys' fees, shall be allowed as administrative expenses of the Trust.

      If the Administrative Committee opposes a claim presented under 3.3-2 and the Trustee or Participating Employer ultimately is required or agrees to pay the claim, the participating Employer shall reimburse the participant's expenses in pursuing the claim, including attorneys' fees at the trial and appellate level.

    Records

    The Trustee shall keep complete records on the Trust fund open to inspection by the Participating Employers, the Board, the Pension Committee and the Administrative Committee at all reasonable times. In addition to accountings required below, the Trustee shall furnish to the Participating Employers, the Board, the Pension Committee and the Administrative Committee any information requested about the Trust fund.

    Accountings

      Prior to a Change in Control the Trustee shall furnish the Administrative Committee with a complete statement of account quarterly within sixty (60) days after the end of each quarter showing assets and liabilities and income and expense for the year of each Subtrust. The form and content of the account shall be sufficient for each Participating Employer to include in computing its taxable income and credits the income, deductions and credits against tax that are attributable to the Trust fund. Subsequent to a Change in Control, the Trustee shall furnish the Participating Employer with a final accounting only.

      The Administrative Committee may object to an accounting within sixty (60) days after it is furnished and require that it be settled by audit by a qualified, independent certified public accountant. The auditor shall be chosen by the Trustee from a list of at least five (5) such accountants furnished by the Administrative Committee at the time the audit is requested. Either the Administrative Committee or the Trustee may require that the account be settled by a court of competent jurisdiction, in lieu of or in conjunction with the audit. All expenses of any audit or court proceedings, including reasonable attorneys' fees, shall be allowed as administrative expenses of the Trust.

      If the Administrative Committee does not object to an accounting within the time provided, the account shall be settled for the period covered by the accounting.

      When an account is settled, it shall be final and binding on all parties, including all participants and persons claiming through them, absent a showing of fraud, willful misconduct or bad faith.

    Expenses and Fees

      The Trustee shall be reimbursed for all expenses and shall be paid a reasonable fee fixed by it from time to time. No increase in the fee shall be effective before ninety (90) days after the Trustee gives notice to the Administrative Committee of the increase. The Trustee shall notify the Administrative Committee periodically of expenses and fees.

      Each Participating Employer shall pay its portion of administrative fees or expenses. If not so paid, the fees and expenses shall be paid from the Trust fund. Each Participating Employer shall reimburse the Trust fund for its portion of any fees and expenses paid out of it.

  LIABILITY

    Indemnity

    The Company shall indemnify and defend the Trustee from any claim, loss, liability or expense arising from any action or inaction in administration of this Trust based on direction or information from the Chief Executive Officer, the Chief Financial Officer, the Pension Committee, the Administrative Committee, or the Board, absent the Trustee's willful misconduct or bad faith.

    Bonding

  The Trustee need not give any bond or other security for performance of its duties under this Trust.

  INSOLVENCY

    Determination of Insolvency

      A Participating Employer is "Insolvent" for purposes of this Trust if:

        A Participating Employer is unable to pay its debts as they come due; or

        A Participating Employer is the subject of a pending proceeding as a debtor under the Bankruptcy Code.

      The Chief Executive Officer (or, if none, President) and the Board of Directors of any Participating Employer shall promptly give written notice to the Trustee upon that Participating Employer becoming Insolvent. In addition, if the Trustee receives actual knowledge other than by receipt of such a notice, that a Participating Employer is Insolvent, the Trustee shall independently determine whether such insolvency exists. The reasonable expenses of such determination shall be allowed as administrative expenses of the Trust.

      Upon receipt of the notice from either the Chief Executive Officer (or, if none, President) or the Board of Directors of any Participating Employer or the actual knowledge described in 5.1-2, the Trustee shall discontinue making payments from the Trust fund to the Participating Employer's participants under the Plans and shall commence insolvency administration under 5.2.

      The Trustee shall have no obligation to investigate the financial condition of the Participating Employer prior to receiving a notice or actual knowledge of insolvency under 5.1-2.

    Insolvency Administration

      During insolvency administration the Trustee shall hold each Insolvent Participating Employer's Subtrusts for the benefit of the general creditors of that Participating Employer, and shall make payments only in accordance with 5.2-2. The Trustee shall continue the investment of the Trust fund in accordance with 2.1.

      The Trustee shall make payments out of the Trust fund in one or more of the following ways:

        To general creditors of the Insolvent Participating Employer in accordance with instructions from a court, or a person appointed by a court, having jurisdiction over the Participating Employer's condition of insolvency;

        To plan participants and beneficiaries in accordance with such instructions; or

        In payment of its own fees or expenses.

      The Trustee shall be a secured creditor with a priority claim to the Trust fund with respect to its own fees and expenses.

    Termination of Insolvency Administration

      Insolvency administration shall terminate at such times as:

        the Trustee has received written notice from the Chief Executive Officer (or, if none, President) and the Board of Directors of the Participating Employer that the Participating Employer has ceased to be Insolvent; or

        if the Trustee has received actual knowledge pursuant to 5.1-2 that the Participating Employer is Insolvent, the Trustee determines , after reasonable investigations that the Participating Employer is not or has ceased to be Insolvent.

      Insolvency administration shall also terminate if and when the Trustee is ordered by a court of competent jurisdiction to resume payments to beneficiaries.

      Upon termination of insolvency administration for the Participating Employer under 5.3-1, each Subtrust shall continue to be held for the benefit of its participants in the Plans. Benefit payments due during the period of insolvency administration shall be made as soon as practicable, together with interest from the due dates at the following rates:

        For the Management Deferred Compensation Plan, the rate credited on the participant's account under the Plan.

        For the Supplemental Executive Retirement Plan, a rate equal to the interest rate fixed by the Pension Benefit Guaranty Corporation for valuing immediate annuities in the month immediately preceding the determination that the Participating Employer is not Insolvent or has ceased to be Insolvent.

    Creditors' Claims During Solvency

      During periods of Solvency, the Trustee shall hold the Trust fund exclusively to pay benefits and fees and expenses until all have been paid. Creditors of the Participating Employers shall not be paid during Solvency from the Trust fund, which may not be seized by or subjected to the claims of such creditors in any way.

      A period of "Solvency" is any period not covered by 5.2.

  SUCCESSOR TRUSTEES

    Resignation and Removal

      The Trustee may resign at any time by notice to the Board (or to the Board and the participants if a Change in Control has occurred). Such resignation shall be effective in sixty (60) days unless the Board and the Trustee agree otherwise. Prior to a Change in Control the Trustee may be removed by the Board on sixty (60) days' notice or shorter notice accepted by the Trustee. When resignation or removal is effective, the Trustee shall begin transfer of assets to the successor Trustee immediately. The transfer shall be completed within sixty (60) days from such resignation or removal, unless the Board extends the time limit.

      If the Trustee resigns or is removed, the Board (or if a Change in Control has occurred, the Board with Written Consent of Participants) shall appoint a successor by the effective date of such resignation or removal. If no such appointment has been made or if the Board and such participants are unable to so agree upon a successor Trustee within sixty (60) days after such resignation ore removal, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses including attorney's fees of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

      "Written Consent of Participants" shall mean consent in writing by seventy five percent (75%) of all Plan participants who are receiving or are eligible for a benefit under one or more of the Plans on the date of the Change in Control. Each participant shall be counted only once in determining the percentage, regardless of the number of Plans or Other Contracts in which the participant participates.

    Appointment of Successor

      The Board (or if a Change in Control has occurred, the Board with Written Consent of Participants) may appoint any state or national bank that is unrelated to all Participating Employers as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonable requested by the Board or the successor Trustee to evidence the transfer.

      The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Article II. The successor Trustee shall not be responsible for and the Participating Employers shall indemnify and defend the successor Trustee from any claim or liability because of any action or inaction of any prior Trustee or any other past event, any pre-existing condition, or any pre-existing condition, or any pre-existing assets.

    Accountings; Continuity

      A Trustee who resigns or is removed shall submit a final accounting to the Administrative Committee within sixty (60) days following notice of its resignation or removal. The accounting shall be received and settled as provided in 3.5 for regular accountings.

      No resignation or removal of the Trustee or change in identity of the Trustee for any reason shall cause a termination of any Plan, Other Contract or this Trust.

  GENERAL PROVISIONS

    Interests Not Assignable

      The interest of a participant in the Trust fund may not be assigned, seized by legal process, transferred or subjected to the claims of the participant's creditors in any way.

      No Participating Employer may create a security interest in the Trust fund in favor of any of its creditors. The Trustee shall not make payments from the Trust fund of any amounts to creditors of the Participating Employer who are not Plan participants, except as provided in 5.2.

      The participants shall have no interest in the assets of the Trust fund beyond the right to receive payment from such assets of Plan benefits, and reimbursement of expenses. During insolvency administration, the participants' rights to assets held in the applicable Subtrust shall not be superior to those of any other general creditor of the Participating Employer.

      Notwithstanding any other provision in this Trust, a participant is a general creditor of the Participating Employer and has no greater rights against the Participating Employer in insolvency than does a general creditor.

    Amendment

      The Company, by action of the Board and the Trustee, may amend this Trust at any time by a written instrument executed by both parties. Following a Change in Control, any amendment of this Trust must receive the Written Consent of Participants.

    Applicable Law

    This Trust shall be construed according to the laws of Oregon except as preempted by federal law.

    Agreement Binding on All Parties

    This agreement shall be binding upon the heirs, personal representatives, successors and assigns of any and all present and future parties.

    Notices and Directions

    Any notice or direction under this Trust may be oral, followed by a written communication, and shall be effective when actually received or, if mailed, when deposited postpaid as first-class mail. Mail to a party shall be directed to the address stated in this Trust or to such other address as either party may specify by notice to the other party. Notices to the Board shall be sent to the address of the Company. Notices to participants who have submitted claims under 3.2 shall be mailed to the address shown in the claim submission.

    No Implied Duties

The duties of the Trustee shall be those stated in this Trust, and no other duties shall be implied.

Company: PORTLAND GENERAL ELECTRIC COMPANY

By: /s/Arleen N. Barnett

Arleen N. Barnett

Its: Vice President

Executed: March 19 , 2003

Trustee: WACHOVIA BANK, N.A.

By: /s/John N. Smith III

Its: Senior Vice President

Executed: March 17 , 2003

Exhibit A

Assumptions and Methodology for

Calculation Required Under 2.2-2 and 2.3

1. The liability will be calculated using two different assumptions as to when the employee receives a Change in Control benefit:

a) As of the date of a Potential Change in Control.

b) Six (6) months after the date of Potential Change in Control assuming future compensation continues at current levels.

The "Benefit Liability" will be the greater of the liabilities calculated in accordance with a) and b) above.

2. Calculations will be based upon the most valuable optional form of payment available to the participant.

3. The discount rate to be used to calculate all present values as of the date of a Potential Change in Control will be the then current Pension Benefit Guaranty Corporation immediate annuity rate for a non multi-employer plan.

4. No mortality is assumed prior to the commencement of benefits. Future mortality is assumed to occur in accordance with the 1983 Group Annuity Table Male rates after the commencement of benefits.

5. Where left undefined by 1. through 4. above, calculations will be performed in accordance with generally accepted actuarial principles.

6. For the purposes of projecting deferral account balances, Moody's bond rate is assumed to remain at the last published rate prior to the date of Potential Change in Control.